Exhibit 99.1

Contact:   Dan McCarthy, 610-774-5758

William Spence Named President of PPL Corporation

ALLENTOWN, Pa. (July 22, 2011) – William H. Spence, executive vice president and chief operating officer of PPL Corporation (NYSE: PPL) since 2006, has been named president of the multi-national, $16 billion corporation.

Spence, who has more than three decades of utility sector experience, was elected president on Friday (7/22). He also will continue to serve as the company’s chief operating officer.

James H. Miller, PPL’s president since 2005, will continue to serve as chairman and chief executive officer of the corporation, posts he has held since 2006.

“Since joining PPL as chief operating officer five years ago, Bill Spence has proven himself as a superb leader, improving the company’s operational performance and enabling the company to steer through the extremely challenging market conditions of the past several years,” said Miller. “He also has been instrumental in PPL’s recent acquisitions of utility operations in Kentucky and England.

“Bill’s extensive industry experience, combined with his hands-on knowledge of PPL’s operations, makes him uniquely qualified for this position,” said Miller.

As president, Spence will oversee the operations of the company’s regulated utility operations in the U.S. and the United Kingdom, PPL’s competitive-market power plants in the Mid-Atlantic region and in Montana and the company’s energy marketing organization.

Spence came to PPL from Pepco Holdings Inc. in Washington, D.C., where he was president of Pepco’s $3 billion competitive generation and retail marketing businesses, which included Conectiv Energy and Pepco Energy Services.

He joined Delmarva Power in 1987 in the company’s regulated gas business, where he held various positions before being named vice president of trading for Delmarva Power in 1996. Spence also served as senior vice president of Conectiv before being named president of the combined competitive-market businesses after Conectiv’s merger with Pepco.

Prior to joining Delmarva Power, Spence held engineering positions at Algonquin Gas Transmission Company, Boston, and for the U.S. Geological Survey in Farmington, N.M.

Spence holds a bachelor’s degree in petroleum and natural gas engineering from Penn State University and a master’s degree in business administration from Bentley College in Waltham, Mass. He also is a graduate of the Executive Development Program at the University of Pennsylvania and the Nuclear Technology Program of the Massachusetts Institute of Technology.

He serves on the boards of the National Nuclear Accreditation organization, the United Way of the Greater Lehigh Valley and the Delaware Museum of Natural History. He also is a member of the Electric Power Research Institutes’ Research Advisory Council.

PPL Corporation, headquartered in Allentown, Pa., through its affiliates, owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

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Note to Editors: Visit PPL’s media website at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.